Exhibit 99.2

Argan, Inc.’s Wholly Owned Subsidiary Atlantic Projects Company

Enters into Engineering and Construction Contracts for

195 MW Power Projects in Ireland.

June 8, 2022 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announces that its wholly owned subsidiary, Atlantic Projects Company (“APC”), recently entered into engineering and construction services contracts with the Electricity Supply Board (“ESB”) to construct three 65 MW aero-derivative gas turbine flexible generation power plants in and around Dublin, Ireland. Two of the power plants, Poolbeg and Ringsend FlexGen Power Plants, will be located on the Poolbeg Peninsula, and the Corduff FlexGen Power Plant is to be built in Goddamendy, Dublin. All three projects cleared the SEM 2024/2025 T-3 Capacity auction earlier this year and are expected to operate intermittently during peak periods of electricity demand and as back-up supply options when renewable electricity generation is limited. A full notice to proceed has been received and project activities have commenced. The completion of each power plant is expected in the latter half of 2023.

“These are major investments by ESB as they phase out coal and peat power plants and maintain the long-term stability of the electricity system in Ireland as increasing levels of intermittent renewables are added.  We are delighted to have been chosen by ESB, a long-term customer of ours, to provide engineering and construction services for these strategic projects and we look forward to successful delivery of three power plants,” said Billy Nolan, Managing Director, Atlantic Projects Company.

Argan will add the value of these contracts to its project backlog immediately.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the renewable energy sector. Argan’s service offerings focus primarily on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. The Company has entered into several EPC contracts that have not started and may not start as planned due to market and other circumstances out of the Company’s control.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q, and in other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027